Exhibit 99.1

NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&L
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES ANNOUNCES ACQUISITION
OF QUINN’S OILFIELD SUPPLY AND AFFILIATES

Company schedules conference call today at 9:00 a.m. Eastern Time

LUFKIN, Texas, September 6, 2011 – Lufkin Industries, Inc. (NASDAQ: LUFK) announced today that it has signed an Asset Purchase Agreement to acquire substantially all of the assets of Quinn’s Oilfield Supply Ltd., including certain affiliates (“Quinn’s”), for approximately $303 million in cash subject to certain adjustments.

Quinn’s, based in Red Deer, Alberta, Canada, is one of the largest reciprocating rod pump manufacturers in North America and, through its acquisition of GrenCo Industries in June 2010, also manufactures and distributes progressive cavity pumps (“PCPs”) and related equipment.  Founded in 1965, Quinn’s operations include two manufacturing facilities in Canada, one in the United States and 51 service locations strategically located in the oil and gas producing areas of North America.

The acquisition is expected to be accretive to Lufkin’s earnings in 2012 and is expected to close before the end of 2011, subject to certain closing conditions and regulatory approvals.  Financing for this transaction is anticipated to include a combination of borrowings under an expanded revolving credit facility and a senior secured term loan.

John F. “Jay” Glick, President and Chief Executive Officer of Lufkin, stated, “The acquisition of Quinn’s continues our strategy of expanding our product portfolio in artificial lift systems, while at the same time extending our sales and service network in the increasingly active oil provinces of the United States and Western Canada.  The integration of Lufkin’s surface beam pump unit with Quinn’s downhole rod pump will enhance Lufkin’s ability to package complementary products and allow us to better optimize the rod lift system to the benefit of our customers.  Quinn’s is well positioned to benefit from the large increase in unconventional oil plays as oil shale wells generally transition to artificial lift approximately 18 to 24 months after completion.  Quinn’s downhole rod pumps and PCPs are also a clear fit with our Automation strategy of integrating downhole devices and instrumentation to monitor and control production.”

“Quinn’s business model relies on product and service customization and adaptability while GrenCo manufactures a proprietary line of PCP equipment and is believed to have the strongest wellhead drive offering in the industry.  The PCP market is expected to post strong growth going forward as PCPs are particularly well suited to the heavy oil production applications.”

“Quinn’s has achieved significant market share gains in the U.S. market over the last few years, and we believe there’s still room for additional growth through Lufkin’s domestic sales and service network.  More importantly, they have proven the Company’s ability to enter new markets, and we expect to leverage Lufkin’s global infrastructure to introduce Quinn’s products and services to Latin America, Eastern Europe, North Africa and the Middle East.  Additionally, the acquisition of Quinn’s will instantly give Lufkin a significantly larger footprint in Canada from which to market and service our other products.”

“Quinn’s service model is very similar to Lufkin’s in that we both have a large sales force and also provide a full suite of repair and maintenance services designed to support our customers in the field. We are very pleased to welcome Quinn’s talented employees to the Lufkin family”, Glick said.

Simmons & Company International served as financial advisor to Lufkin Industries, Inc.  Wood Roberts, LLC and Infinity Energy Capital, LLC served as financial advisors to Quinn’s Oilfield Supply, Ltd.

CONFERENCE CALL
Lufkin will host a conference call to discuss the acquisition of Quinn’s on Tuesday, September 6, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).  To access the call, please dial (480) 629-9818 and ask for the Lufkin call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Lufkin’s corporate website at www.lufkin.com.  Further details are available in a slide presentation on this transaction available at www.lufkin.com in the Investor Relations section under Events and Presentations.

A telephonic replay of the conference call will be available until September 13 and may be accessed by calling (303) 590-3030 and using the pass code 4469744#.  A webcast archive will be available at www.lufkin.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email at dmw@drg-l.com.

ABOUT LUFKIN INDUSTRIES

Lufkin Industries, Inc. sells and services oilfield pumping units, well automation systems, gas lift and plunger lift systems, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,”  “estimate” and “expect” are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to its ability to resume normal operations in a timely fashion and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. Actual results may vary materially.

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